Exhibit 99.3

SSI INVESTMENTS II LIMITED

SSI CO-ISSUER LLC

Offer to Exchange

                , 2010

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SSI Investments II Limited and SSI Co-Issuer LLC, or the “Issuers,” are offering, upon the terms and conditions set forth in the prospectus dated                 , 2010, and the enclosed letter of transmittal, to exchange their 11.125% Senior Notes due 2018 which have been registered under the Securities Act for an equal principal amount of their outstanding 11.125% Senior Notes due 2018 (CUSIP: 784662AA6, 784662AB4 and U83009 AA5) which have not been so registered. The exchange offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement dated as of May 26, 2010 by and among the Issuers and the other signatories to the agreement.

We are requesting that you contact your clients for whom you hold notes and inform them of the exchange offer. For your information and for forwarding to your clients for whom you hold notes registered in your name or in the name of your nominee, or who hold notes registered in their own names, we are enclosing the following documents:

1. the prospectus;

2. the letter of transmittal, including guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use and for the information of your clients;

3. a notice of guaranteed delivery to be used to accept the exchange offer if certificates for notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the time the exchange offer expires, or if the procedures for book-entry transfer cannot be completed on a timely basis; and

4. a form of letter which may be sent to your clients for whose accounts you hold notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2010, unless we extend the offer beyond that date. You may withdraw notes that have been tendered pursuant to the exchange offer at any time before the exchange offer expires.

To participate in the exchange offer, you should carefully read and follow the instructions set forth in the letter of transmittal and the prospectus.

If the holders of notes wish to tender, but it is impracticable for them to forward their certificates for notes prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, they may tender the notes by following the guaranteed delivery procedures described in the prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of notes pursuant to the exchange offer. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay any stock transfer taxes payable on the transfer of notes to it, except as otherwise provided in Instruction 5 of the letter of transmittal.

You may direct any questions and requests for assistance with respect to the exchange offer or for additional copies of the prospectus, letter of transmittal and other enclosed materials to the exchange agent at its address and telephone number set forth on the front of the letter of transmittal.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as an agent of the Issuers, the exchange agent, or any affiliate of either of them, or authorize you or any other person to make any statements or use any documents on behalf of any of them in connection with the exchange offer other than the enclosed documents and the statements contained therein.

Very truly yours,

SSI INVESTMENTS II LIMITED
SSI CO-ISSUER LLC